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                           American Land Lease, Inc.

        AUTHORIZATION FOR DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     I authorize American Land Lease, Inc. to pay Wells Fargo Bank Minnesota, N.A. for my account all cash dividends payable to me on shares of American Land Lease, Inc. common stock registered in my name as designated below.

     I hereby appoint Wells Fargo Bank Minnesota, N.A. as my agent, subject to the terms of the Dividend Reinvestment and Stock Purchase Plan as described in the Plan prospectus, and authorize Wells Fargo Bank Minnesota, N.A. as my agent, to apply all such cash dividends received by it to the purchase of full and fractional shares of common stock of American Land Lease, Inc.

     I understand that I may terminate my participation in the Dividend Reinvestment and Stock Purchase Plan at any time by notifying Wells Fargo Bank Minnesota, N.A. in writing.


     PLEASE CHECK THE APPROPRIATE BOX

RD   Reinvest the cash dividends on all shares of common stock that I hold.

RX Reinvest the cash dividends on __________(%) of shares of common stock that I hold, and held in my Plan account (increments of 10%). The remaining percentage will be paid in cash.

RP Cash payments only (no dividend reinvestment). All cash dividends from shares registered in my name and held in my plan account will be paid directly to me in cash.


                       SOCIAL SECURITY NUMBER OR TAXPAYER
                     IDENTIFICATION NUMBER MUST BE ENTERED

Shareholder Names
(Please Print):

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            IMPORTANT - ALL REGISTERED OFFICERS MUST SIGN

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Shareholders signature

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Shareholders signature

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Date

PLEASE READ CAREFULLY BEFORE SIGNING